UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):           November 30, 2006

METAMORPHIX, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-51294	52-1923417
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

8000 Virginia Manor Road Suite 140, Beltsville, Maryland, 20705
(Address of Principal Executive Offices)

Registrant's telephone number, including area code           (301) 617-9080

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02(d) - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2006, Edward T. Shonsey was elected as a member of the Board of Directors (“Board”) of MetaMorphix, Inc. (“MetaMorphix” or the “Company”). Mr. Shonsey was appointed as of December 1, 2006 to the Board Audit Committee as Chair, and as a member of the Board Compensation Committee. For his service, Mr. Shonsey shall receive an initial board service stock option grant for him to purchase up to 60,000 shares of common stock of the Corporation under the terms and conditions of the Amended and Restated 1995 Non-Qualified Stock Option Plan. Additionally, Mr. Shonsey received options to purchase up to 1,251 shares based on his committee apointments and service for the month of December, 2006. The exercise price for the options granted to Mr. Shonsey shall be the higher of the Two Dollars and Fifty Cents ($2.50) or the market value of the Company’s common stock at the date of grant. Mr. Shonsey is currently the CEO of Diversa Corporation and he brings to the MetaMorphix Board a significant amount of commercial experience within the agricultural biotechnology sector. The Company desires Mr. Shonsey’s expertise as the Company advances its Genius - Whole Genome System™ technology products.

Section 9 - Financial Statements and Exhibits

Item 9.01(d) - Exhibits

Exhibit No.	Exhibit Description

99.1	Press Release for Edward T. Shonsey.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METAMORPHIX, INC.

Date:	December 6, 2006	By:	/s/ Edwin C. Quattlebaum

Edwin C. Quattlebaum, President and Chief
Executive Officer